Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS RECEIVES OFFICIAL FDA MINUTES FROM
TYPE C ANDROXAL® MEETING

THE WOODLANDS, Texas – March 3, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company has received the FDA’s version of the minutes of the Type C meeting held on January 25, 2010. The minutes confirmed the Company’s interpretation of the points the Agency made during the meeting. In correspondence from the FDA prior to the meeting the Agency noted that they could not currently agree with the Company’s stated indication for the use of Androxal® in the treatment of secondary hypogonadism in men wishing to preserve fertility. Prior to the meeting the FDA requested a more rigorous definition of the intended patient population and data that would support the notion that exogenous testosterone had a negative impact on spermatogenesis. Of particular interest, in the written meeting minutes the FDA made the following comments:

 “The Division requested that the Sponsor provide data that demonstrate that testosterone replacement therapy which achieves normal testosterone levels in hypogonadal men does, in fact, adversely affect spermatogenesis.

The Division stated that the best path forward for clinical development of enclomiphene would be for the Sponsor to clearly define the indication and the intended patient population. In addition, data supporting that exogenous testosterone administration which achieves normal testosterone levels in hypogonadal men leads to infertility/subfertility should be submitted.

The Division will review the Sponsor’s submission(s) and provide feedback in a timely fashion.”

On February 8, 2010, the Company announced that it had submitted to the FDA the final clinical study report from its trial assessing the impact of administration of a topical testosterone gel and Androxal on spermatogenesis. The study report from this small trial suggested a deleterious effect on spermatogenesis in men using exogenous testosterone treatments that result in circulating levels of the hormone that are within the normal range. Levels of suppressed fertility for men on testosterone in the study were consistent with that which has been reported in the literature for testosterone treatments in general. In the study, oligospermia (<20 million sperm per milliliter) was noted in the majority of the testosterone treated subjects with some exhibiting azoospermia (no detectable sperm). By contrast a majority of men randomized from the same population to Androxal  saw an improvement in their sperm counts and they were all well above the normal criteria of sperm concentrations considered to be indicative of fertility.  The difference between the Androxal and the testosterone group was statistically significant (p<0.01).

In the same news release the Company also noted that it had provided the FDA with several references supporting the negative impact of testosterone on spermatogenesis. Two references were particularly noteworthy. The first a scientific article by Zhang et al, J Clin Endocrinol Metab 84:3642-47, showed that monthly injections of T undecanoate with resulting morning T levels in the normal range results in 100% of Chinese men becoming oligospermic and over 90% azoospermic. In a later review article by Page ST et al, Endocrine Rev 29:465-493, it was noted that Caucasian men are azoospermic at about 60% of the incidence of Asian men using the same testosterone treatment regimen. These two articles are consistent with the findings from the Repros study.

Presently, the Company is awaiting the FDA’s response to the above noted submissions. The submission also includes a refined rigorous indication statement defining Androxal’s intended patient population. In the hope that the Agency agrees with the indication statement, the Company has begun drafting Phase III protocols that it believes will clearly demonstrate to the FDA the negative impact of exogenous testosterone on fertility as evidenced by an adverse effect on spermatogenesis. Within those same studies the Company believes it will again show that Androxal restores the “whole man” by both improving testosterone levels into the normal range and improving or maintaining sperm counts via the drug’s action, restoration of the hypothalamic-pituitary-testes axis which results in normal testicular function. There can be no assurance that the FDA will concur with the Company’s belief that it is ready to embark on Phase III studies.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.